Exhibit 10.74

Compensation Arrangements with Named Executive Officers

Base Salaries

FedEx’s named executive officers did not receive base salary increases for fiscal 2015. Accordingly, the annual base salaries of FedEx’s named executive officers remain as follows:

Name and Current Position	Base Salary
Frederick W. Smith Chairman, President and Chief Executive Officer	$1,266,960
Alan B. Graf, Jr. Executive Vice President and Chief Financial Officer	$902,784
David J. Bronczek President and Chief Executive Officer – FedEx Express	$942,096
T. Michael Glenn Executive Vice President, Market Development and Corporate Communications	$833,364
Robert B. Carter Executive Vice President, FedEx Information Services and Chief Information Officer	$762,960

Fiscal 2015 Annual Incentive Compensation Program

Chairman, President and Chief Executive Officer and FedEx Express CEO

Mr. Smith’s fiscal 2015 annual incentive compensation (“AIC”) payout opportunity will be tied to the achievement of corporate objectives for company financial performance for the fiscal year, subject to adjustment by the independent members of the Board of Directors as described below. The fiscal 2015 AIC payout opportunity for Mr. Bronczek, the president and chief executive officer of FedEx Express, will be based on the same company financial performance measures, subject to downward adjustment by Mr. Smith based on Mr. Bronczek’s achievement of individual performance objectives established at the beginning of the fiscal year. Mr. Smith will determine the achievement level of Mr. Bronczek’s individual performance objectives at the conclusion of fiscal 2015.

The independent members of the Board of Directors, upon the recommendation of the Compensation Committee, may adjust Mr. Smith’s bonus amount upward or downward based on their annual evaluation of Mr. Smith’s performance, including the quality and effectiveness of his leadership, the execution of key strategic initiatives and the following corporate performance measures:

•	FedEx’s stock price performance relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Transportation Average, the Dow Jones Industrial Average and competitors;

•	FedEx’s stock price to earnings (P/E) ratio relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Industrial Average and competitors;

•	FedEx’s market capitalization;

•	FedEx’s revenue and operating income growth (excluding certain unusual items) relative to competitors;

•	FedEx’s free cash flow (excluding business acquisitions), return on invested capital (excluding certain unusual items), and weighted average cost of capital;

•	Analyst coverage and ratings for FedEx’s stock;

•	FedEx’s U.S. and international revenue market share; and

•	FedEx’s reputation rankings by various publications and surveys.

None of these factors will be given any particular weight in determining whether to adjust Mr. Smith’s bonus amount.

Mr. Smith’s and Mr. Bronczek’s fiscal 2015 AIC payout will be based on the following company financial performance measures (subject to adjustment as described above):

•

FedEx Express Segment Operating Income: If the FedEx Express segment operating income target objective under the fiscal 2015 AIC program is met or exceeded, a payout of 50% of their respective target bonus will be earned. The FedEx Express segment operating income target objective under the fiscal 2015 AIC program is higher than the fiscal 2015 business plan objective for FedEx Express segment operating income.

•

Consolidated Operating Income: If the FedEx Express segment operating income target objective under the fiscal 2015 AIC program is achieved, the balance of Mr. Smith’s and Mr. Bronczek’s AIC payout opportunity will be tied to the achievement of corporate objectives for consolidated operating income, subject to the maximum payout opportunity. The consolidated operating income target objective under the fiscal 2015 AIC program is higher than the fiscal 2015 business plan objective for consolidated operating income.

Mr. Smith’s AIC bonus target for fiscal 2015 is 130% of his annual base salary (at fiscal year-end), with a maximum payout of 200% of his target bonus. Mr. Bronczek’s AIC bonus target for fiscal 2015 is 100% of his annual base salary (at fiscal year-end), with a maximum payout of 200% of his target bonus.

Other Named Executive Officers

With respect to Messrs. Graf, Glenn and Carter, 50% of their target AIC payout will be based on the achievement of individual performance objectives established at the beginning of the fiscal year for each executive. Mr. Smith will determine the achievement level of each executive’s individual objectives at the conclusion of fiscal 2015. The payout opportunity relating to individual objectives will not be contingent upon achievement of any company financial performance objectives.

The balance of Messrs. Graf’s, Glenn’s and Carter’s AIC payout is contingent upon achievement of the FedEx Express segment operating income target objective under the fiscal 2015 AIC program. If such target objective is achieved, the balance of their AIC payout opportunity will be based on the achievement of corporate objectives for consolidated operating income (as described above), subject to the maximum payout opportunity.

The AIC bonus target for fiscal 2015 for each of Messrs. Graf, Glenn and Carter is 90% of their respective annual base salary (at fiscal year-end), with a maximum payout of 200% of the target bonus.

Long-Term Incentive Program

LTI Payout Opportunities

FedEx’s long-term incentive (“LTI”) plans for the three-fiscal-year periods 2013 through 2015, 2014 through 2016 and 2015 through 2017 provide long-term cash bonus opportunities to members of upper management, including the named executive officers, upon the conclusion of fiscal 2015, 2016 and 2017, respectively, if certain aggregate fully diluted earnings per share (“EPS”) goals established by the Board of Directors are achieved with respect to those periods. No amounts can be earned for the fiscal 2013 through 2015, 2014 through 2016 and 2015 through 2017 plans until 2015, 2016 and 2017, respectively, because achievement of the EPS goals can only be determined following the conclusion of the applicable three-fiscal-year period.

The following table sets forth the potential future payouts to each of FedEx’s named executive officers under FedEx’s LTI plans:

		Potential Future Payouts
Name	Performance Period	Threshold ($)	Target ($)	Maximum ($)
Frederick W. Smith	FY2013–FY2015	1,000,000	4,000,000	6,000,000
	FY2014–FY2016	1,000,000	4,000,000	6,000,000
	FY2015–FY2017	1,000,000	4,000,000	6,000,000
Alan B. Graf, Jr.	FY2013–FY2015	300,000	1,200,000	1,800,000
	FY2014–FY2016	300,000	1,200,000	1,800,000
	FY2015–FY2017	300,000	1,200,000	1,800,000
David J. Bronczek	FY2013–FY2015	375,000	1,500,000	2,250,000
	FY2014–FY2016	375,000	1,500,000	2,250,000
	FY2015–FY2017	375,000	1,500,000	2,250,000
T. Michael Glenn	FY2013–FY2015	300,000	1,200,000	1,800,000
	FY2014–FY2016	300,000	1,200,000	1,800,000
	FY2015–FY2017	300,000	1,200,000	1,800,000
Robert B. Carter	FY2013–FY2015	300,000	1,200,000	1,800,000
	FY2014–FY2016	300,000	1,200,000	1,800,000
	FY2015–FY2017	300,000	1,200,000	1,800,000

The potential individual future payouts set forth in the table above are set dollar amounts ranging from threshold (minimum) amounts, if the EPS goal achieved is less than target, up to maximum amounts, if the plan goal is substantially exceeded. There can be no assurance that the potential future payouts shown in this table will be achieved.

Stock Repurchase Program-Related Adjustments to EPS for LTI Plan Purposes

During fiscal 2014, FedEx repurchased 36.8 million shares as part of its stock repurchase program. The reduction in outstanding shares resulting from the stock repurchase program increased fiscal 2014 EPS. Because this positive impact did not reflect core business performance, the Board of Directors, upon the recommendation of the Compensation Committee, approved the exclusion of the impact of the stock repurchase program (net of interest expense on debt issued to fund a portion of the program) on fiscal 2014 EPS for purposes of the LTI plans. As a result, adjusted fiscal 2014 EPS of $6.68 will be used for purposes of the FY2013-FY2015 and FY2014-FY2016 LTI plans, rather than reported fiscal 2014 EPS of $6.75.

Fiscal 2015 and 2016 EPS will be adjusted using a similar methodology to exclude the impact of the stock repurchase program following the end of those fiscal years for purposes of the FY2013-FY2015 and FY2014-FY2016 LTI plans.

Modified Base-Year EPS for FY2015-FY2017 LTI Plan

Traditionally, the base-year number over which the three-year average annual EPS growth rate goals are measured for an LTI plan is the final full-year EPS of the preceding fiscal year. For the FY2015-FY2017 LTI plan, however, the base-year year number will be $7.12, not reported fiscal 2014 EPS of $6.75. The Board of Directors, upon the recommendation of the Compensation Committee, approved this increase in the base-year EPS in order to exclude the impact of FedEx’s stock repurchase program on a prospective basis, thereby making subsequent adjustments of EPS in future years unnecessary for purposes of the FY2015-FY2017 LTI plan.